EXHIBIT 11.1


                                    CNS, INC.
          COMPUTATION OF NET EARNINGS (LOSS) PER SHARE OF COMMON STOCK

                                                     Year Ended December 31,
                                          ------------------------------------------
                                               1996           1995            1994
                                          ------------   ------------   ------------
NET INCOME (LOSS):
Income (loss) from continuing
     operations .......................   $ 15,522,484   $ 13,310,505   $ (2,558,101)
Income from discontinued operations ...              0        765,989       (309,314)
                                          ------------   ------------   ------------
Net income (loss) .....................   $ 15,522,484   $ 14,076,494   $ (2,867,415)
                                          ============   ============   ============


PRIMARY EARNINGS PER SHARE:
Average number of common and common
equivalent shares outstanding
     Average common shares outstanding      18,704,000     17,221,000     15,755,000
     Incentive stock options ..........        636,000        663,000              0
     Non-qualified stock options ......        392,000        392,000              0
     Warrants .........................         75,000         70,000              0
                                          ------------   ------------   ------------
                                            19,807,000     18,346,000     15,755,000
                                          ============   ============   ============

Earnings per share from continuing
     operations .......................   $        .78   $        .73   $       (.16)
Earnings per share from discontinued
     operations .......................              0            .04           (.02)
                                          ------------   ------------   ------------
Primary earnings (loss) per share .....   $        .78   $        .77   $       (.18)
                                          ============   ============   ============


FULLY DILUTED EARNINGS PER SHARE:
Average number of common and common
equivalent shares outstanding
     Average common shares outstanding      18,704,000     17,221,000     15,755,000
     Incentive stock options ..........        636,000        680,000              0
     Non-qualified stock options ......        392,000        403,000              0
     Warrants .........................         75,000         72,000              0
                                          ------------   ------------   ------------
                                            19,807,000     18,376,000     15,755,000
                                          ============   ============   ============

Earnings per share from continuing
     operations .......................   $        .78   $        .72   $       (.16)
Earnings per share from discontinued
     operations .......................              0            .04           (.02)
                                          ------------   ------------   ------------
Fully diluted earnings (loss) per share   $        .78   $        .76   $       (.18)
                                          ============   ============   ============
